EXHIBIT 4.1


February 24, 1998

Interactive Data
14 West Street
New York, NY  10005


February 23, 1998


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


 Re: Van Kampen American Capital Select Growth Trust, February 1998 Series, (A Unit Investment Trust) Registered Under the Securities
      Act of 1933, File No. 333-46521

Gentlemen:

     We have examined the Registration Statement for the above captioned Fund.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President